Exhibit 99.1

Polo Ralph Lauren Announces Successful Completion of Tender Offer for Outstanding Shares of Impact 21, its Japanese Men’s, Women’s and Jeans Apparel and Accessories Licensee

New York/Tokyo, May 22, 2007 – Polo Ralph Lauren Corporation (NYSE: RL) today announced that it has successfully completed its previously announced public tender offer for the approximately 80% of the outstanding shares of Impact 21 Co., (TSE: 9944), its Japanese sub-licensee for men’s, women’s and jeans apparel, and accessories, that it did not already own. This transaction is an important step for the future growth of Polo Ralph Lauren as it will enable the Company to better align its business in the important Japanese market with its overall global strategy.

The tender offer period expired on May 21, 2007, and upon settlement on May 29, 2007, Polo Ralph Lauren’s ownership of Impact 21 will be 19.22 million shares, or 97.2% of the outstanding shares of Impact 21. Polo Ralph Lauren will acquire the remaining shares of Impact 21 that were not sold pursuant to the tender offer by purchasing such shares for cash in accordance with established procedures under Japanese law.

Morgan Stanley Japan Securities Co., Ltd., acted as the financial advisor to Polo Ralph Lauren in this transaction, and Daiwa Securities SMBC Co., Ltd., acted as the financial advisor for Impact 21.

About Polo Ralph Lauren

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For nearly 40 years, Polo Ralph Lauren’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, RL Childrenswear, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

Forward-looking statement

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors including Polo Ralph Lauren’s ability to consummate the transactions described in this document and Polo Ralph Lauren’s ability to manage its business in Japan directly. More information about these and additional factors is contained in Polo Ralph Lauren’s filings with the Securities and Exchange Commission. This press release does not constitute, or form part of, any offer or invitation to sell, or any solicitation of any offer to purchase any securities in any jurisdiction in which it would illegal to make any such offer, invitation to sell or solicitation, nor shall it (or any part of it) or the fact of its distribution form the basis of or be relied on in connection with, any contract therefore. The release, publication or distribution of this press release in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this press release is released, published or distributed should inform themselves about and observe such restrictions. Receipt of this press release will not constitute an offer in those jurisdictions in which it would be illegal to make the Offer and in such circumstances it will be deemed to have been sent for information purposes only.